Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-206085 on Form S-8 and No. 333-214604 on Form S-3 of our report dated March 16, 2017, relating to the consolidated financial statements of Amplify Snack Brands, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Amplify Snack Brands, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Austin, TX
March 16, 2017